Exhibit 99.1

American Safety Insurance Holdings, Ltd.

Provides Outlook on 2012 Fourth Quarter Results

HAMILTON, Bermuda, February 1, 2013—American Safety Insurance Holdings, Ltd. (NYSE: ASI) today announced that the Company’s 2012 fourth quarter results will include prior year net loss reserve strengthening of approximately $12 to $14 million pre-tax. This reserve strengthening is attributable to the Assumed Reinsurance division and specialty programs within the Alternative Risk Transfer division.

The Assumed Reinsurance reserve strengthening stemmed from four casualty contracts that were non-renewed in prior years. The Company continues shifting the risk profile of the Assumed Reinsurance division away from quota share contracts, which are the primary source of the reserve strengthening, to excess of loss contracts within targeted specialty classes of business.

The reserve strengthening in the ART division was primarily attributable to two casualty programs. Consistent with the Company’s previously announced decision to de-emphasize specialty programs, the Company had only five continuing programs remaining in the ART division at the end of 2012.

For the fourth quarter, the Company expects to report an after-tax operating loss of between $0.35 and $0.40 per fully diluted share, including the catastrophe losses from Super Storm Sandy announced on December 27, 2012.

Also today, A.M. Best affirmed the financial strength rating of “A” (Excellent) of the insurance operating subsidiaries of American Safety Insurance Holdings, Ltd., referencing the consolidated capitalization of the Company and its solid long term operating results. A.M. Best, however, revised the outlook to “negative” due to recent underwriting results combined with current market conditions.

Commenting on the quarter, Stephen R. Crim, Chief Executive Officer, said: “While I am disappointed in our fourth quarter results, the reserve strengthening occurred in areas of the Company’s business that we have de-emphasized as part our overall strategy to improve profitability. The decision by A.M. Best to affirm our “A” rating confirms their view in the strength of our balance sheet. Our Excess and Surplus Lines division continues to perform well, and I remain confident that our strategic focus on growing the E&S platform will result in improved profitability.”

ASI is scheduled to release fourth quarter and full year 2012 results following the market close on Wednesday, March 6, 2013, with a subsequent dial-in analyst conference call on Thursday, March 7, 2013, at 9:00 a.m. Eastern.

This press release contains forward-looking statements and unaudited and non-GAAP financial measures. The forward-looking statements reflect the Company’s current views with respect to future events and financial performance, including insurance market conditions, combined ratio, premium growth, acquisitions and new products and the impact of new accounting standards. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including competitive conditions in the insurance industry, levels of new and renewal insurance business, developments in loss trends, adequacy and changes in loss reserves and actuarial assumptions, timing or collectability of reinsurance recoverables, market acceptance of new coverages and enhancements, changes in reinsurance costs and availability, potential adverse decisions in court and arbitration proceedings, the integration and other challenges attendant to acquisitions, and changes in levels of general business activity and economic conditions.

About Us:

For 25 years, American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, has offered innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company, American Safety Risk Retention Group, Inc., and American Safety Assurance (Vermont), Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) IX by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:

American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
Stephen R. Crim	Patrick Driscoll
scrim@amsafety.bm	patrick.driscoll@amsafety.com
(441) 296-8560	(770) 916-1908